Registration No. 333-31252
                                                                Rule 424(b)(3)

          Supplement to Prospectus Supplement Dated October 28, 1997

                   Structured Asset Securities Corporation,
               Mortgage Pass-Through Certificates, Series 1997-2

                 Norwest Bank Minnesota, National Association,
                                Master Servicer

         On October 31, 1997, Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 1997-2, Class 1-A, 2-A1, 2-A2, 2-A3, 2-A4, 2-AP, 2-AX, B1, B2, B3 and R (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $145,571,500. The Offered Certificates represented beneficial interests in a trust fund consisting primarily of two pools of fixed rate, fully amortizing and balloon, conventional, first lien residential mortgage loans (the "Mortgage Loans"). The Mortgage Loans were deposited by Structured Asset Securities Corporation into the trust fund for the benefit of certificateholders pursuant to a trust agreement by and among Structured Asset Securities Corporation, as depositor, Norwest Bank Minnesota, National Association, as master servicer, and First Union National Bank, as trustee. Lehman Brothers Inc., the underwriter, is an affiliate of the depositor and of Aurora Loan Services Inc., one of the servicers.

         This supplement to the above-referenced Prospectus Supplement and the related prospectus dated May 21, 1996 (together, the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

                                 Underwriter:

                                LEHMAN BROTHERS

March 31, 2000


         The table set forth under the heading "The Servicers" on page S-42 of the Prospectus Supplement is hereby updated, in its entirety, as follows:

                        Delinquencies and Foreclosures
                             (Dollars in Millions)
                                                                             As of December 31,
                                                                                   1999(3)
                                                                                   -------

      Total balance of mortgage loans serviced..........................              $3,870
      Percentage of mortgage loans delinquent by
        period of delinquency(1)(2)
        30 to 59 days...................................................                4.03%
        60 to 89 days...................................................                1.19
        90 days or more.................................................                0.30
                                                                            ----------------
      Total percentage of mortgage loans
        delinquent(1)(2)................................................                5.52%
      In foreclosure (excluding Bankruptcies)...........................                1.11
      In bankruptcy.....................................................                1.15
                                                                            ----------------
      Total(2)..........................................................                7.78%
  ----------
  (1) Delinquency information is for conventional loans only, excluding bankruptcies.

  (2) Percentages are based on the number of mortgage loans.

  (3) A weighted average of the "MBS method" for conventional loans and the "ABS method" for subprime loans is used in calculation of delinquency percentage. Under the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. In contrast, under the ABS methodology, a loan is considered delinquent if any payment is past due 30 days or more. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months). Consequently, under the ABS methodology, a loan due on the first day of a month is not 30 days delinquent until the first day of the next month.

         The information contained in the tables entitled "Mortgage Rates - Pool 1," "Cut-off Date Scheduled Principal Balances - Pool 1," "Mortgage Rates
- Pool 2" and "Cut-off Date Scheduled Principal Balances - Pool 2" under the heading "Description of the Mortgage Pools" on pages S-30, S-34, S-36 and S-40, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1999, the Mortgage Loan Rates and Mortgage Loan Balances of only those Mortgage Loans serviced by Aurora Loan Services Inc.:

                                                Mortgage Rates - Pool 1
                                                                                                   Percentage of
                                                                               Aggregate          Mortgage Loans
                                                                               Scheduled           by Aggregate
                   Range of                           Number of                Principal            Scheduled
              Mortgage Rates (%)                    Mortgage Loans              Balance          Principal Balance
-------------------------------------------         --------------           ------------        -----------------
    <=7.000                 ...............               28                 $4,369,572.63           60.52%
      7.001   to       7.500...............                9                 $1,594,115.46           22.08%
      7.501   to       8.000...............                5                   $386,762.44            5.36%
      8.001   to       8.500...............                3                   $780,793.10           10.81%
      8.501   to       9.000...............                1                    $65,474.33            0.91%
      9.001   to       9.500...............                1                    $22,501.37            0.31%
      9.501   to      10.000...............                1                       $558.27            0.01%
                                                     --------------      -----------------       ----------------
                  Total....................               48                 $7,219,777.61          100.00%
                                                     ==============      =================       ================

                       The weighted average Mortgage Rate is approximately 7.03% per annum.


                                   Cut-off Date Scheduled Principal Balances - Pool 1

                                                                                                Percentage of
                                                                                                Mortgage Loans
                                                                           Aggregate             by Aggregate
                 Range of                         Number of                Scheduled              Scheduled
    Scheduled Principal Balances ($)            Mortgage Loans         Principal Balance      Principal Balance
-------------------------------------------     --------------         -----------------      -----------------
       0.01   to   50,000.00...............          7                       $129,459.38             1.79%
  50,000.01   to  100,000.00...............         11                       $837,595.91            11.60%
 100,000.01   to  150,000.00...............         11                     $1,328,432.23            18.40%
 150,000.01   to  200,000.00...............          6                     $1,027,143.95            14.23%
 200,000.01   to  250,000.00...............          5                     $1,117,008.98            15.47%
 250,000.01   to  300,000.00...............          4                     $1,082,929.43            15.00%
 300,000.01   to  350,000.00...............          1                       $321,881.84             4.46%
 400,000.01   to  450,000.00...............          2                       $888,177.81            12.30%
 450,000.01   to  500,000.00...............          1                       $487,148.08             6.75%
                                                 --------------      -------------------       ----------------
                  Total....................         48                     $7,219,777.61           100.00%
                                                 ==============      ===================       ================

                 The average Cut-off Date Scheduled Principal Balance is approximately $150,412.03



                                                                  Mortgage Rates - Pool 2

                                                                                    Aggregate         Percent of Mortgage
                                                                                    Scheduled          Loans by Aggregate
              Range of                                                              Principal         Scheduled Principal
         Mortgage Rates (%)                       Number of Mortgage Loans           Balance                Balance
-------------------------------------------       ------------------------         -------------      --------------------
<=7.000           .........................                 34                     $6,469,329.99            26.07%
7.001    to   7.500 .......................                 26                     $3,363,399.63            13.56%
7.501    to   8.000 .......................                 34                     $4,386,811.82            17.68%
8.001    to   8.500 .......................                 82                     $5,695,065.59            22.95%
8.501    to   9.000 .......................                 40                     $1,869,149.76             7.53%
9.001    to   9.500 .......................                 39                     $1,692,705.20             6.82%
9.501    to   10.000                                        20                     $1,231,799.12             4.96%
10.000   to   11.000                                         1                       $104,380.24             0.42%
                                                  ------------------------        --------------     ----------------------
                  Total....................                276                    $24,812,641.37           100.00%
                                                  ========================        ==============     ======================

                       The weighted average Mortgage Rate is approximately 7.92% per annum.


                                                Cut-off Date Scheduled Principal Balances - Pool 2

                                                                             Aggregate        Percentage of Mortage
                                                                             Scheduled          Loans by Aggregate
               Range of                          Number of                   Principal         Scheduled Principal
   Scheduled Principal Balances ($)            Mortgage Loans                 Balance                Balance
------------------------------------------     --------------              -------------      ---------------------
       0.01   to 50,000.00                        130                      $3,489,561.53            14.06%
  50,000.01   to  100,000.00...............        62                      $4,308,984.34            17.37%
 100,000.01   to  150,000.00...............        32                      $3,781,604.99            15.24%
 150,000.01   to  200,000.00...............        16                      $2,903,636.77            11.70%
 200,000.01   to  250,000.00...............        18                      $4,015,613.34            16.18%
 250,000.01   to  300,000.00...............         8                      $2,182,271.31             8.79%
 300,000.01   to  350,000.00...............         1                        $313,371.80             1.26%
 350,000.01   to  400,000.00...............         4                      $1,539,012.52             6.20%
 400,000.01   to  450,000.00...............         3                      $1,315,479.28             5.30%
 450,000.01   to  500,000.00...............         2                        $963,105.49             3.88%
                                               --------------             --------------      ---------------------
                  Total...............            276                     $24,812,641.37           100.00%
                                               ==============             ==============      =====================


                The average Cut-off Date Scheduled Principal Balance is approximately $118,278.35.